Exhibit 99.1

For Information Contact:
John J. Dee
Sr. Vice President and CFO
(216) 430-2700
investors@prgreit.com
FOR IMMEDIATE RELEASE
Paragon Receives Decision From American Stock Exchange
Cleveland, Ohio, January 27, 2006 — Paragon Real Estate Equity and Investment Trust (AMEX: PRG) received the decision of the American Stock Exchange to delist Paragon’s common shares due to the company not being in compliance with continuing listing standards of the exchange. Specifically, the company is not in compliance with the requirements of Section 1003 of the exchange’s Company Guide, which require companies to maintain shareholders’ equity of between $2 million and $6 million, and Paragon’s common shares have been selling at a lower price per share than the exchange’s requirements.
On January 19th, Paragon’s executive officers met with representatives of the exchange in order to discuss the company’s listing on the exchange. Paragon filed a registration statement in October 2005 to raise $100 million in public equity. The net proceeds of the offering were planned to be used to acquire for $62.6 million ten apartment communities containing 1,478 units in Texas and Ohio. The balance of the funds was to be used for improvements to that portfolio and for future property acquisitions. As previously disclosed, Paragon withdrew the registration statement from the Securities and Exchange Commission on January 20th citing that it was impractical to continue with the offering because of market conditions. Paragon is seeking other alternatives for financing to complete the acquisition but cannot give any assurance that the acquisition will be completed.
Paragon had relied on completion of the equity offering to comply with the exchange’s listing standards. Even though the exchange’s rules provide for a review of its decision if a company requests it within 15 days, Paragon will not request a further review. The company is in process of having its common shares quoted on the over-the-counter bulletin board (OTC Bulletin Board®) and anticipates no interruption in the trading of its shares.
Forward-Looking Statements
Certain matters discussed within this press release may be deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Paragon Real Estate Equity and Investment Trust believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that financing will be available to fund the acquisition of the Texas and Ohio properties, that the acquisition of the Texas and Ohio properties will be closed or if closed that it will be on the terms

Paragon Receives Decision From
American Stock Exchange
January 27, 2006

described in this press release, that Paragon’s planned implementation of a national real estate acquisition, development and re-development strategy will be completed in whole or in part, that Paragon’s shares will be quoted on the OTC Bulletin Board ®, or that Paragon will be able to continue operations without additional financing. Factors that could cause actual results to differ materially from Paragon’s expectations include the loss of its listing on the American Stock Exchange, changes in local or national economic or real estate conditions, actual expenses exceeding projections, Paragon’s ability to obtain financing for its operations and any acquisitions, loss of existing key personnel, ability to hire and retain future personnel and other risks detailed from time to time in Paragon’s SEC reports and filings, including its annual report on Form 10-KSB, quarterly reports on Form 10-QSB and periodic reports on Form 8-K. Paragon assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.
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